Exhibit 99.1

VINEYARD NATIONAL BANCORP

Press Release

Vineyard National Bancorp Declares
Increase in Quarterly Cash Dividend and Increases Stock Repurchase Program by $5 Million

Rancho Cucamonga, CA. (January 24, 2005) -- Vineyard National Bancorp (NASDAQ:VNBC), the parent company for Vineyard Bank (the "Bank"), announced today that its Board of Directors has declared an increase in its quarterly cash dividend to $0.05 per share, payable on February 25, 2005, to shareholders of record as of February 11, 2005. The Company initiated its cash dividend program in the third quarter of 2003 with an initial declaration of $0.01 per share. All per share prices have been adjusted to reflect the two for one stock split paid in the third quarter of 2004.

The Company also announced an increase to its stock repurchase program in the amount of $5 million. The original stock repurchase program established in July 2002 for $2 million was increased by $5 million in December 2003. Over the past two and one-half years approximately $3.5 million has been acquired in the open market and the corresponding common stock are now held as treasury shares. The repurchase of any or all such shares authorized for repurchase will be dependent on management’s assessment of market conditions. The shares repurchased by the Company under the stock repurchase program are to be held as treasury shares or shares under the 2004 Restricted Share Plan.

The Company, with approximately $1.3 billion in assets, announced on January 18, 2005, its fourth quarter and year-end earnings and operating performance results for the period ended December 31, 2004. Net earnings for the year ended December 31, 2004 were $14.0 million, or $1.55 per diluted share, compared with net earnings of $8.0 million, or $1.09 per diluted share, for the comparable period in 2003. The growth in earnings of $6.0 million represented an increase of approximately 75% over the comparable period last year. Diluted earnings per share increased 42%, which produced a return on average common equity of approximately 29%.

"The Company has now completed its fourth year of operations and continued implementation of its strategic plan originally initiated in October 2000. With another record year completed, management and the Board of Directors believe this increase in the cash dividend is an appropriate recognition to our shareholders for their continued support of our efforts. We are pleased that our ongoing strategic efforts continue to produce increases in shareholder value," stated Norman Morales, President and Chief Executive Officer.

The Company is a bank holding company headquartered in Rancho Cucamonga, California, and the parent company of Vineyard Bank, also headquartered in Rancho Cucamonga, California. Vineyard Bank operates through nine full-service branch offices in San Bernardino, Riverside and Los Angeles counties of California, and three loan production offices located in Anaheim, San Diego, and Irvine, California. The Company’s common stock is traded on the NASDAQ National Market System under the ticker symbol "VNBC".

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Offices:
9590 Foothill Boulevard, Rancho Cucamonga, California 91730 Tel: (909) 581-1668 Fax: (951) 278-0041 Email address: shareholderinfo@vineyardbank.com